Exhibit 99

Contact: Stewart E. McClure, Jr., President and Chief Executive Officer (908) 630-5000

SOMERSET HILLS BANCORP
REPORTS 1st QUARTER EARNINGS;
PRE-TAX RESULTS UP 41%-AFTER TAX UP 18%;
DECLARES 5% STOCK DIVIDEND AND $0.02 CASH DIVIDEND

BERNARDSVILLE, NEW JERSEY, APRIL 27, 2005…Somerset Hills Bancorp (NASDAQ, Small Cap Market: SOMH) announced that for the quarter ending March 31, 2005, the Company recorded net income of $262,000, an 18% increase from first quarter 2004 net income of $222,000. The increase in net income was the result of an approximate $446,000 increase in net interest income, to $1.764 million, and an approximate $20,000 increase in non-interest income, to $581,000. This was partially offset by an increase of approximately $376,000 in non-interest expense to $2.0 million. These results also reflect costs associated with opening our new Summit office and a tax provision of $50,000 which reduced net income from $312,000, or a 41% increase, to $262,000, and the corresponding above-stated 18% increase. Basic earnings per share for the 1st quarter of 2005 were $0.08, as compared to $0.07, in the first quarter 2004. Diluted earnings per share for the 1st quarter 2005 were $0.07, as compared to $0.06, in the same prior year period. Total assets grew to $193.2 million at March 31, 2005, compared to $170.4 million at March 31, 2004, an increase of $22.8 million. Total deposits were $168.3 million at March 31, 2005, compared to $146.8 million at March 31, 2004, an increase of $21.5 million. Total loans were $130.0 million at March 31, 2005, compared to $106.9 million at March 31, 2004, an increase of $ 23.1 million, or 21.6%.

        According to Stewart E. McClure, Jr., President and Chief Executive Officer, ” We are extremely pleased with the continued progress of the growth in income, core customer acquisition, and our franchise. Despite a first time tax provision and the opening of our new Summit office in October, we had solid growth in net income in addition to strong growth in pre-tax income. We are excited about our two planned new offices in Madison and Stirling and continue to work on other new branch possibilities. Our growth in numbers of core customers and accounts indicates that our products, services and unparalleled personal attention to customer service are needed and welcomed in our marketplace.”

        Mr. McClure continued, “The Board of Directors of Somerset Hills Bancorp has declared a 5% stock dividend and also has established a quarterly $0.02 cash dividend program. Both dividends will be payable on June 30, 2005 to all shareholders of record as of May 17, 2005. This announcement was made at our Company’s Annual Meeting of Shareholders this morning. This is the fourth successive year in which a 5% stock dividend has been issued since the holding company was formed in 2001, and our first cash dividend in the Company’s history.”

        Somerset Hills Bancorp is a bank holding company formed in January 2001 to own all of the common stock of Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Mendham, Morristown, and Summit, New Jersey. Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers. The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC., a wholly owned subsidiary licensed to provide financial services including financial planning, insurance (life, health, property and casualty), mutual funds and annuities for individuals and commercial accounts, and Somerset Hills Title Group, LLC, which, with its partner, Property Title Group, provides title services in connection with the closing of real estate transactions. The common stock of the Company is traded on NASDAQ under the symbol SOMH and the Company’s warrants to purchase common stock are traded on NASDAQ under the symbol SOMHW.

SOMERSET HILLS BANCORP
Consolidated Statements of Income
(Dollars in Thousands Except Per Share Data)

	Three months ended March 31, 2005 (Unaudited)	Three months ended March 31, 2004 (Unaudited)
Interest Income

Loans, including fees	$2,096	$1,561
Investment securities	194	251
Federal funds sold	47	21
Interest bearing deposits with other banks	5	1

Total interest income	2,342	1,834

Interest Expense

Deposits	566	504
Federal Home Loan Bank Advances	12	12

Total interest expense	578	516

Net Interest Income	1,764	1,318

Provision for Loan Losses	—	—

Net Interest Income After
Provision for Loan Losses	1,764	1,318

Non-Interest Income

Service fees on deposit accounts	69	67
Gains on sales of mortgage loans, net	420	409
Gains on sale of securities	—	—
Other Income	92	85

Total Non-Interest Income	581	561

Non-Interest Expenses

Salaries and employee benefits	1,002	866
Occupancy expense	363	294
Advertising and business promotion	121	94
Stationery and supplies	57	45
Data processing	83	67
Other operating expense	407	291

Total Non-Interest Expenses	2,033	1,657

Income before provision for taxes	312	222

Provision For Income Taxes	50	—

Net Income	$262	$222

Per share data*
Net income -basic	$0.08	$0.07

Net income -diluted	$0.07	$0.06

*Restated to reflect 5% stock dividends in 2005 and 2004

SOMERSET HILLS BANCORP
Consolidated Balance Sheets
(Dollars in Thousands)

	March 31, 2005 (Unaudited)	December 31, 2004
ASSETS

Cash and due from banks	$6,297	$5,085
Federal funds sold	9,500	—

Total cash and cash equivalents	15,797	5,085

Loans held for sale	11,835	10,328
Investment securities held to matrurity(Approximate
market value of $4,757 in 2005 and $5,862 in 2004)	4,838	5,847
Investment securities available for sale	18,534	17,484

Loans receivable	131,771	132,871
Less allowance for loan losses	(1,628)	(1,634)
Deferred fees	(148)	(198)

Net loans receivable	129,995	131,039

Premises and equipment,net	4,168	4,231
Goodwill, net	1,191	1,191
Bank owned life insurance	5,389	5,341
Accrued interest receivable	710	652
Other assets	739	678

TOTAL ASSETS	$193,196	$181,876

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Non-interest bearing deposits-demand	$34,732	$37,061
Interest bearing deposits-NOW, money market and savings	109,131	94,066
Certificates of deposit, under $100,000	17,013	16,819
Certificates of deposit, $100,000 and over	7,390	6,929

Total deposits	168,266	154,875

Federal Home Loan advances	1,000	3,200
Accrued interest payable	102	88
Other liabilities	681	665

Total liabilities	170,049	158,828

STOCKHOLDERS' EQUITY
Preferred stock-1,000,000 shares authorized; none issued	—
Common stock- authorized, 9,000,000 shares
of no par value;issued and outstanding,
*3,205,509 in 2005 and *3,201,920 in 2004	23,967	23,940
Accumulated deficit	(565)	(827)
Accumulated other comprehensive loss	(255)	(65)

Total stockholders' equity	23,147	23,048

TOTAL LIABILITIES AND
STOCKHOLDERS`EQUITY	$193,196	$181,876

*Restated to reflect 5% stock dividends in 2005 and 2004